Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Milestone Scientific Inc. on Form S-8 of our report dated March 31, 2022 with respect to our audit of the consolidated financial statements of Milestone Scientific Inc. as of and for the year ended December 31, 2021 appearing in the Annual Report on Form 10-K of Milestone Scientific Inc. for the year ended December 31, 2022.

We were dismissed as auditors on September 12, 2022 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements incorporated by reference for the periods after the date of our dismissal.

/s/ Friedman llp

Friedman llp

East Hanover, New Jersey

July 13, 2023